Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com

Exhibit 99.1
NEWS RELEASE

Media Contact: Edward L. Dandridge Marsh & McLennan Companies +1 212 345 9751 ed.dandridge@mmc.com	Investor Contact: Keith Walsh Marsh & McLennan Companies +1 212 345 0057 keith.walsh@mmc.com

MARSH & McLENNAN COMPANIES NAMES MARIA SILVIA BASTOS MARQUES TO
BOARD OF DIRECTORS

NEW YORK, March 19, 2015 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy, and people, announced today that Maria Silvia Bastos Marques has been elected to the Company’s Board of Directors, effective immediately. Ms. Marques will also stand for election at the Company’s upcoming annual meeting of shareholders on May 21, 2015.
Ms. Marques, age 58, is currently Special Advisor to the Mayor for the Rio de Janeiro 2016 Olympic Games.   Prior to assuming this role in April 2014, Ms. Marques served as Chief Executive Officer of Rio’s Olympic Company, starting in 2011.  Ms. Marques has served in leadership positions in both the public and private sector, including as CEO of Icatu Hartford Seguros S.A. from 2007 to 2011, CEO of Companhia Siderurgica Nacional from 1996 to 2002, and Secretary of Finance for the City of Rio de Janeiro from 1993 to 1996.
In addition to these executive positions, Ms. Marques has served as a trustee of the Fundação Brasileira para o Desenvolvimento Sustentável (Brazilian Foundation for Sustainable Development) since 2004 and on the Advisory Board of Columbia University Global Center - Rio de Janeiro since 2013.  Her past public company directorships include Anglo American PLC, Vale S.A., Embratel Participacoes S.A., and Companhia Brasileira de Distribuição.
“We are delighted to welcome Maria Silvia to the Board,” said Marsh & McLennan Companies Independent Chairman of the Board Lord Lang of Monkton. “The Company stands to benefit greatly from her extensive operational experience in Brazil and across Latin America, as well as her leadership in managing complex organizations in growth markets. We look forward to her active contribution to the work of the Board.”

About Marsh & McLennan Companies
MARSH & McLENNAN (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and people. With annual revenue of $13 billion, Marsh & McLennan’s 57,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 130 countries through: Marsh, a leader in insurance broking and risk management; Guy Carpenter, a leader in risk and reinsurance intermediary services; Mercer, a leader in talent, health, retirement, and investment consulting; and Oliver Wyman, a leader in management consulting. Marsh & McLennan is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

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